Exhibit 8.1

March 24, 2014

CyrusOne Inc.
1649 West Frankford Road
Carrollton, TX 75007

Re:	Certain U.S. Federal Income Tax Matters

Ladies and Gentlemen:

We have acted as special tax counsel to CyrusOne Inc., a Maryland corporation ("CyrusOne"), in connection with the filing by CyrusOne of a shelf registration statement on Form S-3 with the Securities and Exchange Commission, dated as of the date hereof (together with the prospectus filed therewith, the “Registration Statement”) pursuant to which CyrusOne may offer, from time to time, debt securities of CyrusOne, CyrusOne LP and CyrusOne Finance Corp., and common stock, preferred stock, warrants, rights and units of CyrusOne.

In connection with this opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such other documentation and information provided by you as we have deemed necessary or appropriate as a basis for the opinion set forth herein.  In addition, you have provided us with, and we are relying upon, a certificate (the “Officers' Certificate”) containing certain factual representations and covenants of officers of CyrusOne, which relate to, among other things, the actual and proposed operation of CyrusOne and each of the entities in which CyrusOne holds or has held a direct or indirect interest (collectively, the “Company”).  We have not made an independent investigation of all of the facts, statements, representations and covenants set forth in the Officers' Certificate, the Registration Statement, or in any other document.  In particular, we note that the Company may engage in transactions in connection with which we have not provided legal advice and have not reviewed, and of which we may be unaware.  We have, consequently, assumed and relied on your representations that the information presented in the Officers' Certificate, the Registration Statement, the Prospectus and other documents, or otherwise furnished to us, accurately and completely describe all material facts with respect to the matters addressed in the Officers' Certificate.  We have assumed that such statements, representations and covenants are true without regard to any qualification as to knowledge, belief, intent or materiality.  Our opinion is conditioned on the continuing accuracy and completeness of such statements, representations and covenants.  We are not aware of any facts inconsistent with such statements, representations and covenants.  Any material change or inaccuracy in the facts, statements, representations, and covenants referred to, set forth, or assumed herein or in the Officers' Certificate may affect our conclusions set forth herein.

CyrusOne Inc.

March 24, 2014

In our review of certain documents in connection with our opinion as expressed below, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic, or electronic copies, and the authenticity of the originals of such copies.  Where documents have been provided to us in draft form, we have assumed that the final executed versions of such documents will not differ materially from such drafts.

Our opinion is also based on the correctness of the following assumptions: (i) each of the entities comprising the Company has been and will be operated in accordance with the laws of the jurisdiction in which it was formed and in the manner described in the relevant organizational documents, (ii) there will be no changes in the applicable laws of the State of Maryland or of any other state or jurisdiction under the laws of which any of the entities comprising the Company have been formed, and (iii) each of the written agreements to which the Company is a party has been and will be implemented, construed and enforced in accordance with its terms.

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder (the “Regulations”), administrative rulings and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service (“IRS”), all as they exist at the date hereof.  It should be noted that the Code, the Regulations, judicial decisions, and administrative interpretations are subject to change or differing interpretation at any time and, in some circumstances, with retroactive effect.  A material change that is made after the date hereof in any of the foregoing bases for our opinion could affect our conclusions set forth herein.  In this regard, an opinion of counsel with respect to an issue represents counsel's best judgment as to the outcome on the merits with respect to such issue, is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to such issue or that a court will not sustain such a position if asserted by the IRS.

CyrusOne Inc.

March 24, 2014

Based on the foregoing, we are of the opinion that commencing with its taxable year ending on December 31, 2013, CyrusOne has been organized in conformity with the requirements for qualification and taxation as a real estate investment trust (“REIT”) under the Code, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code.  As noted in the Registration Statement, CyrusOne's qualification and taxation as a REIT depend upon its ability to meet, through actual operating results, certain requirements relating to the sources of its income, the nature of its assets, its distribution levels and the diversity of its stock ownership, and various other qualification tests imposed under the Code, the results of which are not reviewed by us.  Accordingly, no assurance can be given that the actual results of CyrusOne’s operation for any one taxable year will satisfy the requirements for taxation as a REIT under the Code.

Other than as expressly stated above, we express no opinion on any issue relating to CyrusOne or to any investment therein.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation or assumption relied upon herein that becomes incorrect or untrue.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to Skadden, Arps, Slate, Meagher & Flom LLP under the headings "U.S. Federal Income Tax Considerations" and "Legal Matters" in the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,